UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            March 12, 2004

Gateway Energy Corporation

(Exact name of  registrant as specified in its charter)

Delaware	0-6404	44-0651207
(State of incorporation)	(Commission File Number)	(IRS Employer ID Number)

500 Dallas Street, Suite 2615
Houston, TX  77002

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (713) 336-0844

(Former name or former address, if changed since last report)

N/A

Form 8-K

Item 5 - Other Events and Regulation FD Disclosure

On March 9, 2004, the Company entered into letters of intent with the InvestLinc Group, a Chicago-based financial company (“InvestLinc”) to secure funding to exploit the Company’s high nitrogen natural gas technology.  If the financing is secured by InvestLinc and the transaction closes, the parties will form GEC Development LLC (“LLC”), a Delaware limited liability company.

As part of the transaction, the Company will grant to the LLC an exclusive sublicense to utilize the patented Mehra Process technology for nitrogen rejection as to which the Company has an exclusive license for the lower 48 states from Advanced Extraction Technologies, Inc.(“AET”)  Assuming the transaction is closed, the Company will receive a 20% interest in the LLC for the contribution of the sublicense and InvestLinc will provide financing of at least $8 million.  Closing is anticipated on or before July 31, 2004.

There are a number of conditions to the closing of the transaction, including the following:

•                  The negotiation and documentation of definitive legal documents including the LLC Operating Agreement

•                  No material adverse change occurring in the Company’s business

•                  Certain modifications to the AET license

•                  InvestLinc securing $8 million of financing for the LLC, excluding any contribution by the Company

•                  The execution of employment/noncompete agreements between the Company and Michael T. Fadden, the Chairman and Chief Executive Officer, and Scott D. Heflin, the Chief Financial Officer.

It cannot be determined at this time whether all of the closing conditions can or will be met and whether the transaction will close.

Assuming the transaction closes, the LLC will be operated by a five-person Management Committee of which the Company and InvestLinc will each have two representatives, and the four representatives will choose an independent fifth representative.  The Company, under a Management Services Agreement, will be responsible for the day-to-day management of the operations of the LLC and all associated projects and activities undertaken by the LLC, and will be expected to generate investment opportunities for the LLC involving high nitrogen natural gas (i.e., natural gas that has more than 4 mol % nitrogen).  For these services, the Company will receive a monthly administrative/management fee in an amount to be agreed upon.

The business activities of the LLC will be solely for the exploitation of natural gas investment opportunities involving high nitrogen natural gas (“HNNG”) but excluding any matter relating to the Company’s project near Madisonville, Texas.  Projects may include capital investment in and acquisition of HNNG reserves, acquisition of acreage expected to produce HNNG, drilling and completion of natural gas wells, and construction of pipelines and installation of nitrogen rejection units using the Mehra Process.  HNNG projects generated by the Company, which the LLC does not elect to undertake, may be undertaken by the Company on its own.

If the Company is successful in an anticipated rights offering of its common stock to its existing stockholders and a follow-on offering to other investors by a group of brokers secured by InvestLinc Securities, LLC, the Company intends to invest up to $1.5 million to receive additional interest in the

LLC.  It is anticipated that this offering, in an amount up to $3.5 million, would be conducted in June or July 2004.

If the transaction closes with the minimum of $8 million in financing secured by InvestLinc and no separate investment by the Company, InvestLinc and the Company shall each receive a 5% ownership interest, denominated as Class A Units, for a minimal contribution of $5,000 each.  The Company will receive an additional 20% ownership interest in Class A Units for granting the exclusive sublicense, and the providers of financing secured by InvestLinc will receive the remaining 70% ownership interest, denominated as Class B Units.

Until the holders of the Class B Units have received full repayment of their initial capital contribution (up to $10 million) plus a 15% internal rate of return (“Preferred Distribution”), all cash distributions will be made 20% to the Company and 80% to the Class B Unit holders.  After payment of this Preferred Distribution, distributions will be made pro rata according to ownership interest.  Additionally, if through the Company’s management efforts the Preferred Distribution can be 100% satisfied by the end of the fourth year from commencement of operations, the Company will be entitled to an additional 2,000,000 Class A Units, declining to an additional 500,000 Class A Units if the Preferred Distribution is not satisfied until the end of the seventh year.  If the Company is able to invest the full $1.5 million as part of the investor group in Class B Units and earns the maximum additional amount of Class A Units, the Company will end up with a 46.25% ownership interest in the LLC.

At closing, InvestLinc is to receive from the LLC a fee of 6% of the amount of financing it secures from its investor group (excluding funds invested by the Company).  The Company will be obligated to pay documented and reasonable out-of-pocket expenses incurred by the investor group up to a maximum of $100,000.  If the transaction does not close, Gateway has no obligation to pay the fee or expenses.  During the period from March 9 through July 31, 2004 (or such later date as the Company and InvestLinc mutually agree to extend the closing) if the Company develops an HNNG project, it will provide a copy of the terms to InvestLinc.  Within five business days, InvestLinc must advise the Company of any provision that InvestLinc deems unacceptable.  The Company shall then have thirty days to use its reasonable commercial efforts to modify the provisions to be acceptable to InvestLinc.  If the agreement is ultimately acceptable to InvestLinc, it will be assigned to the LLC at closing along with all of the Company’s rights and obligations.  If the agreement is not acceptable to InvestLinc or if closing does not occur, the Company may pursue the project on its own.

If InvestLinc secures $8 million of financing on or before July 31, 2004 or a later date as the parties agree to, and the Company elects not to close, the Company must pay a penalty of $250,000 to InvestLinc along with documented and reasonable out-of-pocket expenses not to exceed $100,000.

It must be understood that the letter of intent is not a binding obligation on either party to close the transaction.  The closing of the transaction is subject to a number of contingencies and closing conditions, which are described in the third paragraph, above.

Item 7.                                                         Financial Statements and Exhibits

(c)           Exhibits.

99.1     Information released on the Company’s website on March 12, 2004 disclosing Letters of Intent for $12 million financing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEWAY ENERGY CORPORATION

	By	/s/ Scott D. Heflin
Scott D. Heflin
Chief Financial Officer and Treasurer

March 23, 2004
(Date)